Exhibit 99.7 – Interim Quantitative and Qualitative Disclosures About Market Risk
     We are a net seller of NGLs, and as such our financial results are exposed to fluctuations in NGLs pricing. We have executed swap contracts settled against ethane, propane, butane and natural gasoline market prices, supplemented with crude oil put options. As a result, we have hedged approximately 95 percent of our expected exposure to NGL prices in 2006, approximately 90 percent in 2007, and approximately 60 percent in 2008. We continually monitor our hedging and contract portfolio and expect to continue to adjust our hedge position as conditions warrant.
     The following table sets forth certain information regarding our non-trading NGL swaps outstanding at June 30, 2006. The relevant index price that we pay is the monthly average of the daily closing price for deliveries of commodities into Mont Belvieu, as reported by the Oil Price Information Service (OPIS).

		Notional
		Volume		We Receive	Fair Value
Period	Commodity	(MBbls)	We Pay	($/gallon)	(in thousands)

July 2006 – December 2008	Ethane	925	Index	$.55 - $.58	($4,506)
July 2006 – December 2008	Propane	811	Index	$.66 - $.93	(10,677)
July 2006 – December 2008	Butane	438	Index	$1.03 - $1.12	(4,212)
July 2006 – December 2008	Natural Gasoline	178	Index	$1.22 - $1.41	(2,245)

Total Fair Value					($21,640)

     The following table sets forth certain information regarding our non-trading crude oil puts:

		Notional
		Volume	Strike Prices	Fair Value
Period	Commodity	(MBbls)	($/BBL)	(in thousands)

July 2006 – December 2007	NYMEX West Texas Intermediate Crude	1,911	$30 - $36.50	$17
The following table sets forth certain information regarding our interest rate swaps:

	Interest Rate	Notional			Fair Value
Period	Swap Type	Borrowings	We Pay	We Receive	(in thousands)

July 2006 – March 2007	Floating to Fixed	$200 million	3.95%	LIBOR	$2,372

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